EXHIBIT 4.2

No. R-1                                                              $3,500,000


                            UNITED STATES OF AMERICA
                                STATE OF ALABAMA
           THE INDUSTRIAL DEVELOPMENT BOARD OF THE CITY OF MONTGOMERY
                       INDUSTRIAL DEVELOPMENT REVENUE BOND
                              (KINPAK INC. PROJECT)
                                   SERIES 2002

Maturity Date:  June 1, 2017                     CUSIP NO. 613 052 RE1

Registered Owner: CEDE & CO.                     Dated date:  July 22, 2002

Principal Amount: $3,500,000                     Interest Rate: Seven-Day Rate,
                                                   unless otherwise legended

         THE INDUSTRIAL DEVELOPMENT BOARD OF THE CITY OF MONTGOMERY, a public corporation organized under the laws of the State of Alabama (the "Issuer", which term includes any successor corporation thereto), for value received, promises to pay, solely from the source hereinafter provided, to the Registered Owner set forth above or its registered assigns, the Principal Amount set forth above on the Maturity Date set forth above, unless sooner tendered for purchase or called for redemption, and to pay interest on said Principal Amount at the interest rates provided herein from the most recent date to which interest shall have been paid or provided for or, if no interest shall have been paid or provided for, from the date of initial delivery hereof and payment herefor, being the Dated date shown above (the "Issue Date").

         In no event will the interest rate on the Bonds (hereinafter defined) exceed the lower of (i) 12% per annum or (ii) for any period during which the Bonds are supported by a Letter of Credit (hereinafter defined), the maximum rate per annum, specified therein, at which there has been calculated the amount available to be drawn on such Letter of Credit to pay interest on the Bonds (the "Cap Rate").

         Principal hereof and any premium hereon are payable, upon presentation and surrender of this Bond, at the corporate trust office located in Montgomery, Alabama, of the Trustee, initially Regions Bank, which is also initially the Tender Agent (the "Tender Agent") for the Bonds; provided that the principal and interest due as components of the purchase price of this Bond are payable only at said office of the Tender Agent (the "Tender Office"). Interest payable on each Interest Payment Date (hereinafter defined) will be payable by check or draft caused to be sent by the Trustee to the person in whose name this Bond (or one or more predecessor bonds) is registered (the "Holder") at the close of business on the Record Date (hereinafter defined) on the registration books for

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this issue (the "Register") maintained by the Trustee, as Registrar, at the address appearing therein; provided that the Trustee shall, upon written request of any Holder of at least $500,000 in aggregate principal amount of the Bonds, enter into an agreement with such Holder providing for such payments to be made by wire transfer or other method than check or draft. As used herein, "Record Date" shall mean the 15th day (whether or not a Business Day) next preceding any Interest Payment Date (hereinafter defined). Any interest which is not timely paid or duly provided for shall be payable to the Holder hereof (or of one or more predecessor bonds) at the close of business on a date (the "Special Record Date") to be fixed by the Trustee for the payment of that overdue interest. Notice of the Special Record Date shall be mailed to Holders not less than ten calendar days prior thereto. The principal of and interest and any premium on this Bond are payable in lawful money of the United States of America, without deduction for the services of any paying agent.

         This Bond is one of a duly authorized issue of obligations designated "Industrial Development Revenue Bonds (KINPAK INC. Project) Series 2002" limited in aggregate principal amount to $3,500,000 (the "Bonds") issued by the Issuer pursuant to Article 4, Chapter 54, Title 11 of the Code of Alabama of 1975, as amended (the "Act"). The Bonds are issued for the purpose of paying or reimbursing costs of constructing an approximately 70,000 square-foot addition to and acquiring and installing additional equipment in certain existing manufacturing facilities (the "Existing Facilities") for the manufacture of aftermarket products for consumer marine, recreational vehicle and automotive markets (such Existing Facilities, as so expanded and improved, being herein referred to as the "Project"). Part of the cost of constructing and equipping the Existing Facilities was paid from proceeds of a prior issue of the Issuer's revenue bonds, which the Issuer refunded with proceeds of its $4,000,000 Industrial Refunding Revenue Bonds (KINPAK INC. Project ) Series 1997 (the "1997 Bonds"), now outstanding in the principal amount of $3,280,000. Title to the Project is vested in the Issuer, but the Project is leased by the Issuer to and used by KINPAK INC., an Alabama corporation (the "Company") pursuant to a Restated Lease Agreement dated as of December 1, 1996, as amended and supplemented by a First Supplemental Lease Agreement dated as of March 1, 1997 and a Second Supplemental Lease Agreement dated as of July 1, 2002 (the "Second Supplemental Lease"), in each case by and between the Issuer and the Company (collectively, the "Lease Agreement").

         Pursuant to the Second Supplemental Lease, the Company has agreed to make payments to or for the account of the Issuer (the "Basic Rent") at such times and in such amounts as shall be sufficient to pay when due the principal of and premium (if any) and interest on the Bonds.

         The Bonds are issued under and secured and entitled to the protection given by a Trust Indenture dated as of July 1, 2002 (the "Indenture"), duly executed and delivered by the Issuer to the Trustee. The term "Trustee" where used herein refers to Regions Bank, Montgomery, Alabama, or its successor in trust. Capitalized terms not otherwise defined herein shall have the meanings given to them in the Indenture.

         PURSUANT TO THE INDENTURE, THE ISSUER HAS ASSIGNED AND PLEDGED TO THE TRUSTEE ALL BASIC RENT AND ALL RIGHTS OF THE ISSUER UNDER THE SECOND SUPPLEMENTAL LEASE (EXCEPT AS THEREIN RESERVED).

         As further security for the payment of the Bonds, the Company will cause Regions Bank, Montgomery, Alabama (the "Bank"), to issue an irrevocable letter of credit in favor of the Trustee in the amount of (a) the aggregate principal amount of the Bonds, to enable the Trustee to pay the principal amount


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of the Bonds when due and to pay the principal portion of the purchase price of
Bonds tendered (or deemed tendered) for purchase; plus (b) interest on the Bonds for a period of 120 days at the maximum annual rate of 12%, to enable the Trustee to pay interest thereon when due and to pay the interest portion of the purchase price of Bonds tendered (or deemed tendered) for purchase. Said letter of credit will be issued by the Bank pursuant to a Credit Agreement dated as of July 1, 2002 (the "Credit Agreement") among the Bank and the Company, Ocean Bio-Chem, Inc. ("Bio-Chem"), a Florida corporation of which the Company is a wholly-owned subsidiary, and three other wholly-owned subsidiaries of Bio-Chem. The initial letter of credit so delivered to the Trustee and any extension or substitute letter of credit delivered to the Trustee pursuant to the Credit Agreement, the Indenture and the Second Supplemental Lease are herein referred to as the "Letter of Credit". Simultaneously with the initial issuance of the Letter of Credit, the Bank will also, pursuant to the Credit Agreement, issue an irrevocable letter of credit (herein, together with any extension thereof or substitute therefor, the "Substitute Letter") as additional security for the payment of the 1997 Bonds. Pursuant to the Credit Agreement, the Company (as well as Bio-Chem and its other three subsidiaries) will agree, among other things, to reimburse the Bank for all amounts drawn by the Trustee under the Letter of Credit and by the trustee for the 1997 Bonds under the Substitute Letter.

         THE BONDS ARE LIMITED OBLIGATIONS OF THE ISSUER PAYABLE SOLELY OUT OF THE BASIC RENT. THE BONDS ARE ALSO PAYABLE OUT OF PAYMENTS MADE BY THE BANK PURSUANT TO THE LETTER OF CREDIT. THE BONDS AND THE PREMIUM, IF ANY AND INTEREST THEREON WILL NOT BE IN ANY WAY A DEBT OR LIABILITY OF THE CITY OF MONTGOMERY, ALABAMA (THE "CITY"), THE STATE OR ANY POLITICAL SUBDIVISION OF EITHER OF THEM. NO HOLDER SHALL HAVE THE RIGHT TO COMPEL THE EXERCISE OF ANY TAXING POWER OF THE CITY, THE STATE OR ANY POLITICAL SUBDIVISION OF EITHER OF THEM TO PAY THE BONDS OR ANY PREMIUM OR INTEREST THEREON. THE ISSUER HAS NO TAXING POWER.

         No covenant or agreement contained in this Bond shall be deemed to be a covenant or agreement of any officer, agent or employee of the Issuer, and neither any member of the governing body of the Issuer nor any officer executing this Bond shall be liable personally on this Bond or be subject to any personal liability or accountability by reason of the issuance hereof.

         Copies of the Indenture, the Lease Agreement, the initial Letter of Credit and the Credit Agreement are on file at the principal office of the Trustee in Montgomery, Alabama, and reference is hereby made to such instruments for a more complete description of the Project, the provisions, among others, with respect to the nature and extent of the security, the rights, duties and obligations of the Issuer, the Trustee and the Holders of the Bonds and the terms upon which the Bonds are issued and secured, to all of which provisions each Holder, by acceptance hereof, hereby assents.

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                    [The following provisions may be printed
                       on the reverse side of the Bonds]

                            INTEREST RATE PROVISIONS

         This Bond shall bear interest at the Seven-Day Rate (determined as provided below) (a) from the Issue Date until and including the day immediately prior to the earlier of a Conversion Date or the Maturity Date and (b) from any Seven-Day Rate Recommencement Date until and including the day immediately prior to the earlier of a Conversion Date or the Maturity Date (each such period being herein called a "Seven-Day Rate Period"). This Bond shall bear interest at the Yearly Fixed Rate (determined as provided below) from each Yearly Fixed Rate Conversion Date until and including the day immediately prior to the earliest of a Conversion Date, a Seven-Day Rate Recommencement Date or the Maturity Date (each such period being herein called a "Yearly Fixed Rate Period"). This Bond shall bear interest at the Permanent Fixed Rate (determined as provided below) from the Permanent Fixed Rate Conversion Date until and including the day immediately prior to the Maturity Date (such period being herein called the "Permanent Fixed Rate Period").

         Interest at the Seven-Day Rate shall be computed on the basis of a 365- or 366-day year, as the case may be, for the actual number of days elapsed. Interest at the Yearly Fixed Rate or Permanent Fixed Rate shall be computed on the basis of a 360-day year consisting of 12 months of 30 days each.

         Interest shall be payable (but solely from the source hereinabove described) on overdue principal of this Bond and (to the extent legally enforceable) on any overdue installment of interest on this Bond at the rate per annum which is two percent per annum in excess of the Revolving Line of Credit Note Rate (as defined in the Credit Agreement).

         Interest on this Bond shall be payable in arrears on the first Business Day of each March, June, September and December, commencing September 3, 2002 (each such date, an "Interest Payment Date").

         In any case where the scheduled date of any payment on this Bond is not a Business Day, then such payment shall be made on the Business Day next succeeding the scheduled date, in the same amount due, and with the same force and effect as if made, on the scheduled date.

         Seven-Day Rate. The Seven-Day Rate shall be determined on the Issue Date, on each Seven-Day Rate Recommencement Date and on each Wednesday (or if Wednesday is not a Business Day, on the next succeeding Business Day) of each succeeding week during any Seven-Day Rate Period (each such date being herein called a "Seven-Day Rate Determination Date"). The Seven-Day Rate so determined on each Seven-Day Rate Determination Date shall be effective from the day of each week during any Seven-Day Rate Period following the Seven-Day Rate Determination Date for such week until and including the day immediately prior

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* If portions of the Bonds are printed on the reverse side, the following legend shall be printed on the face of the Bonds: "REFERENCE IS MADE TO THE FURTHER PROVISIONS OF THIS BOND SET FORTH ON THE REVERSE HEREOF."

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to the earlier of a Conversion Date or the following Thursday; provided, however, that if the Seven-Day Rate is not so determined on any Seven-Day Rate Determination Date, the Seven-Day Rate as determined on the next preceding Seven-Day Rate Determination Date shall remain in effect until and including the day immediately prior to the earlier of a Conversion Date or the following Thursday. From the Issue Date to and including the first Seven-Day Rate Determination Date, the Bonds shall bear interest at the interest rate determined, in accordance with the Indenture, to be the rate necessary, taking into account current transactions in comparable securities in which the Remarketing Agent is involved or of which it is aware and prevailing financial market conditions, to enable the Remarketing Agent to sell the Bonds at par (plus accrued interest, if any); such rate, however, not to exceed the Cap Rate. The Seven-Day Rate shall thereafter be determined by the Remarketing Agent on each Seven-Day Rate Determination Date and shall equal the lesser of (a) the Cap Rate, or (b) the interest rate determined by the Remarketing Agent to be the interest rate that would result in the market value of the Bonds on such Seven-Day Rate Determination Date being 100% of the principal amount thereof, taking into account the applicable Rate Determination Factors. The Trustee shall confirm the Seven-Day Rate on the Bonds from time to time upon the request of any Holder of a Bond.

         Yearly Fixed Rate. At any time that the Bonds bear interest at the Seven-Day Rate, or at any time during the six months preceding the expiration of any previously elected Yearly Fixed Rate Period, the Company may elect that the Bonds bear interest at a Yearly Fixed Rate for a Yearly Fixed Rate Period designated by the Company in the manner described in this paragraph, which rate shall be equal to the lesser of (a) the Cap Rate, or (b) the interest rate established by the Remarketing Agent in the manner described in this paragraph. The Company shall give the Trustee, the Remarketing Agent and the Bank written notice of the exercise of its option to convert the interest rate borne by the Bonds to the Yearly Fixed Rate, to be received by each of them not fewer than 30 days prior to the proposed Yearly Fixed Rate Conversion Date. Such notice shall also specify the length of the proposed Yearly Fixed Rate Period, which shall be one or more whole years from the proposed Yearly Fixed Rate Conversion Date. No Yearly Fixed Rate Period may be selected which would extend to the Maturity Date unless the proposed Yearly Fixed Rate Conversion Date is the June 1 of any year. Any Yearly Fixed Rate Conversion Date selected by the Company during the six months preceding the termination of a Yearly Fixed Rate Period shall be a date not earlier than the date immediately following the termination of such Yearly Fixed Rate Period. On or before the Business Day immediately preceding the proposed Yearly Fixed Rate Conversion Date, the Remarketing Agent shall determine the interest rate to be borne by the Bonds during the proposed ensuing Yearly Fixed Rate Period, being that rate which would result in the market value of the Bonds on such Proposed Conversion Date being 100% of the principal amount thereof, taking into account applicable Rate Determination Factors, and on such date shall give telephonic notice, confirmed by Telefax, of the interest rate so determined to the Trustee, the Company and the Bank. The interest rate so determined shall be the Yearly Fixed Rate from and after the proposed Yearly Fixed Rate Conversion Date for the ensuing Yearly Fixed Rate Period, provided that in no event shall the Yearly Fixed Rate exceed the Cap Rate. Notwithstanding the foregoing, such Yearly Fixed Rate shall not be established unless (i) there shall have been supplied to the Trustee, the Company, the Remarketing Agent and the Bank at or prior to 10:00 a.m. Trustee's Time on the proposed Yearly Fixed Rate Conversion Date a Non-Taxability Opinion further stating that such conversion to the Yearly Fixed Rate is lawful under applicable law and permitted by the Indenture, and (ii) if a substitute Letter of Credit is required to be delivered to the Trustee, such substitute Letter of Credit shall have been delivered to the Trustee at or prior to 10:00 a.m. Trustee's Time on the proposed Yearly Fixed Rate Conversion Date. If all the conditions to the establishment of the Yearly Fixed Rate shall not have been met, the Bonds shall bear interest at the Seven-Day Rate from such proposed Conversion Date until and


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including the earlier of the date immediately prior to the next effective
Conversion Date or the Maturity Date.

         Permanent Fixed Rate. At any time that the Bonds bear interest at the Seven-Day Rate, or at any time during the six months preceding the expiration of any previously elected Yearly Fixed Rate Period, the Company may elect that the Bonds shall bear interest at the Permanent Fixed Rate, which rate shall be equal to the lesser of (a) the Cap Rate or (b) the interest rate established by the Remarketing Agent in the manner described in this paragraph. The Company shall give the Trustee, the Remarketing Agent and the Bank written notice of the exercise of its option to convert the interest rate borne by the Bonds to the Permanent Fixed Rate, to be received by each of them at least 30 days prior to the proposed Permanent Fixed Rate Conversion Date. Any Permanent Fixed Rate Conversion Date selected during a Yearly Fixed Rate Period shall be a date not earlier than the date immediately following the termination of such Yearly Fixed Rate Period. On or before the Business Day next preceding the proposed Permanent Fixed Rate Conversion Date, the Remarketing Agent shall determine the interest rate to be borne by the Bonds during the proposed ensuing Permanent Fixed Rate Period, being that rate which would result in the market value of the Bonds on such Proposed Conversion Date being 100% of the principal amount thereof, taking into account the applicable Rate Determination Factors, and on such date shall give telephonic notice, confirmed by Telefax, of the interest rate so determined to the Trustee, the Company and the Bank. The interest rate so determined shall be the Permanent Fixed Rate from and after the Permanent Fixed Rate Conversion Date, provided that in no event shall the Permanent Fixed Rate exceed the Cap Rate. Notwithstanding the foregoing, such Permanent Fixed Rate shall not be established unless (i) there shall have been supplied to the Trustee, the Company and the Remarketing Agent at or prior to 10:00 a.m. Trustee's Time on the proposed Permanent Fixed Rate Conversion Date a Non-Taxability Opinion further stating that such conversion is lawful under applicable law and permitted by the Indenture, and (ii) if a substitute Letter of Credit is required to be provided by the Company for the Permanent Fixed Rate Period, there shall have been delivered to the Trustee such substitute Letter of Credit at or prior to 10:00 a.m. Trustee's Time on the proposed Permanent Fixed Rate Conversion Date. If all conditions to the establishment of the Permanent Fixed Rate shall not have been met, the Bonds shall bear interest at the Seven-Day Rate from such proposed Conversion Date until and including the earlier of the date immediately prior to the next effective Conversion Date or the Maturity Date.

                                TENDER PROVISIONS

         Optional Tender. The Holder of this Bond shall have the right to tender this Bond to the Tender Agent for purchase in whole or in part (if in part, in any authorized denomination) on any Business Day during any Seven-Day Rate Period, but not during any Yearly Fixed Rate Period or the Permanent Fixed Rate Period, at a purchase price equal to 100% of the principal amount hereof (or portions hereof) tendered plus accrued interest to the specified purchase date (the "Optional Tender Date"). In order to exercise such option with respect to this Bond, the Holder hereof must give to the Trustee at the Trustee's Office, with a copy to the Tender Agent at the Tender Office, at least seven days prior to the proposed Optional Tender Date, notice (a) by telephone, confirmed by Notice of Tender not more than two Business Days after such initial notice, or
(b) by Notice of Tender. "Notice of Tender" shall mean written, formal notice of


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tender in the form attached hereto as Schedule I or in such other form as shall be acceptable to the Trustee. If the telephonic notice or the Notice of Tender specifies an Optional Tender Date that is not a Business Day, then such notice shall be deemed to specify the Business Day next succeeding the stated Optional Tender Date. Upon the delivery of Notice of Tender, such election to tender shall be irrevocable and binding upon the Holder of this Bond. If a Notice of Tender with respect to this Bond shall have been duly given, the Holder of this Bond shall deliver this Bond to the Tender Agent at the Tender Office at or before 10:00 a.m. Trustee's Time on the Optional Tender Date, together with an instrument of assignment or transfer duly executed in blank (which instrument of assignment or transfer shall be in the form attached hereto or in such other form as shall be acceptable to the Tender Agent). At or before 3:00 p.m. New York, New York time on that Optional Tender Date, the Trustee shall cause the Tender Agent to purchase this Bond so delivered at the aforesaid purchase price. If this Bond is not so delivered on the Optional Tender Date, this Bond shall nevertheless be deemed to have been tendered for purchase by the Holder hereof on the Optional Tender Date, and the Holder hereof shall not be entitled to receive interest on this Bond for any period on or after the Optional Tender Date if the amount on deposit in the Bond Purchase Fund is sufficient to pay the purchase price of all Bonds to be purchased on such Optional Tender Date.

         Mandatory Tender. Subject to the provisions below, the Holder of this Bond shall be required to tender this Bond to the Tender Agent for purchase on
(a) each proposed Conversion Date, (b) each date immediately following the expiration of a Yearly Fixed Rate Period that is not a proposed Conversion Date,
(c) the first day of the calendar month in which the Stated Termination Date of the Letter of Credit occurs, and (d) the date specified by the Bank in a notice of default under the Credit Agreement; or, if any of such dates is not a Business Day, the next succeeding Business Day (each such date being herein referred to as a "Mandatory Tender Date"), all as more fully provided below.

         Notice of a Mandatory Tender shall be given by the Trustee by first-class mail, postage prepaid, to the Holder of this Bond at his address appearing on the Register not fewer than 20 days prior to a Mandatory Tender Date. Such notice shall, among other things, specify the Mandatory Tender Date and whether or not a Letter of Credit will be in effect during the ensuing interest rate period. This Bond shall be tendered for purchase by the Holder hereof by delivering this Bond to the Tender Agent at the Tender Office at or before 10:00 a.m. Trustee's Time on the Mandatory Tender Date, together with an instrument of assignment or transfer duly executed in blank (which instrument of assignment or transfer shall be in the form attached hereto or such other form as shall be acceptable to the Tender Agent). At or before 3:00 p.m. New York, New York time on the Mandatory Tender Date, the Trustee shall cause the Tender Agent to purchase this Bond at a purchase price equal to 100% of the principal amount hereof plus accrued interest, if any, hereon. The Holder of this Bond, by his acceptance hereof, hereby covenants and agrees to tender this Bond in the manner and at the times as aforesaid. If this Bond is not tendered at or before 10:00 a.m. Trustee's Time on any Mandatory Tender Date, this Bond shall be deemed to be tendered for purchase by the Holder on the Mandatory Tender Date, and the Holder hereof shall not be entitled to receive interest on this Bond for any period on or after the Mandatory Tender Date if the amount on deposit in the Bond Purchase Fund is sufficient to pay the purchase price of all Bonds to be purchased on such Mandatory Tender Date.

                              REDEMPTION PROVISIONS

         In the manner and with the effect provided in the Indenture, the Bonds will be subject to redemption prior to maturity as follows:

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               (a) Optional Redemption. The Bonds are subject to optional redemption by the Company on behalf of the Issuer as follows:

                     (i) during any Seven-Day Rate Period, in whole on any
               Business Day or in part (in multiples of $5,000, provided no partial redemption shall leave less than $100,000 in principal amount of Bonds outstanding) on any Interest Payment Date at a redemption price equal to the principal amount thereof plus accrued interest to the date of redemption; and

                     (ii) during any Yearly Fixed Rate Period or the Permanent
               Fixed Rate Period, as a whole on any Business Day or in part (in multiples of $5,000) on any Interest Payment Date on or after the first permitted redemption dates set forth below and at a redemption price equal to the principal amount thereof plus accrued interest to the date fixed for redemption plus the applicable redemption premium (expressed as a percentage of the principal amount to be redeemed), if any, set forth below.

         Length of
         Rate Period      First Permitted
         (in Years)       Redemption Date       Redemption Premium
         -----------      ---------------       ------------------

         10 or more       8th Anniversary       2%, declining by 1% on each
                          of Conversion Date    succeeding anniversary of the
                                                Conversion Date until reaching
                                                0%, and thereafter 0%

         6 to 9           4th Anniversary       2%, declining by 1% on each
                          of Conversion Date    succeeding anniversary of the
                                                Conversion Date until reaching
                                                0%, and thereafter 0%

         5 or less        Bonds not callable


               (b) Extraordinary Optional Redemption. During any Yearly Fixed Rate Period or Permanent Fixed Rate Period the Bonds are subject to optional redemption (exercised upon direction of the Company on behalf of the Issuer within 120 days after the occurrence giving rise to such option) in whole but not in part on any Business Day at a redemption price equal to 100% of the principal amount thereof plus accrued interest thereon to the redemption date, if any of the following shall have occurred:

                      (i) the Project shall have been damaged or destroyed to
               such extent that, in the reasonable opinion of the Company, it cannot be restored within a period of four months to substantially the condition thereof immediately prior to such damage or destruction or the Company is thereby prevented from carrying on its normal operations at the Project for a period of not less than four months;

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                      (ii) the taking by eminent domain of all or substantially
               all the Project or of any part, use or control of the Project that, in the reasonable opinion of the Company, results in the Company being thereby prevented from carrying on its normal operations at the Project for a period of not less than four months; or

                      (iii) as a result of a change in law or a final order of
               any court or other governmental authority the Lease Agreement becomes void or unenforceable or impossible of performance or unreasonable burdens or excessive liabilities are imposed on the Company that, in the reasonable opinion of the Company, render the Project uneconomic for its intended use.

               (c) Mandatory Sinking Fund Redemption. The Bonds are subject to mandatory sinking fund redemption in part, at a redemption price equal to 100% of the following principal amounts to be so redeemed plus accrued interest thereon to the redemption date, in amounts of (i) $30,000 on each Interest Payment Date from September 1, 2002 to March 1, 2012, both inclusive, (ii) $110,000 on each Interest Payment Date from June 1, 2012 to June 1, 2016, both inclusive, and (iii) $115,000 on each Interest Payment Date from September 1, 2016 to March 1, 2017, both inclusive. If retired only by mandatory sinking fund redemption prior to their stated maturity, there would remain $115,000 in Bonds to be paid on the Maturity Date.

               The Issuer, or the Company on behalf of the Issuer, shall have the option to deliver Bonds to the Trustee for cancellation, in any aggregate principal amount, and to receive a credit against the then current mandatory sinking fund requirement and corresponding mandatory redemption obligation for the Bonds. Each Bond so delivered, or previously redeemed, or purchased and cancelled, shall be credited by the Trustee at 100% of the principal amount thereof against the then current mandatory sinking fund obligation. Any excess of that amount over and then current mandatory sinking fund requirement shall be credited against subsequent mandatory sinking fund redemption obligations for the Bonds.

               (d) Mandatory Redemption Upon Final Determination. The Bonds are subject to mandatory redemption in whole and not in part on the first Interest Payment Date which is at least 30 days after a Final Determination (as hereinafter defined), at a redemption price equal to 100% of the principal amount thereof, plus accrued interest thereon to the redemption date. "Determination of Taxability" means, with respect to the Bonds, a determination that interest thereon is Taxable because of (i) the receipt by any Holder or any member of an "affiliated group", as that term is defined in Section 1504 of the Code, of a "30-day letter" within the meaning of Treasury Regulations Section 601.105(d)(1)(iv) proposing a determination to that effect; or (ii) receipt by the Trustee or any Holder of a written opinion of nationally recognized bond counsel that there is substantial likelihood that such interest is Taxable; subject, however, in all such cases to the right on the part of the Company set forth in the Indenture to contest a Determination of Taxability. Upon forfeiture or termination of such right to contest in accordance with the Indenture, a Determination of Taxability shall be deemed to become a "Final Determination".

               (e) Mandatory Redemption with Excess Proceeds. The Bonds are subject to partial mandatory redemption in an amount equal to the amount, if any, on deposit in the Construction Fund as of the date


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         notice of such redemption is given (rounded upward to the nearest
         Authorized Denomination), on the first Interest Payment Date which is at least 90 days after the Completion Date with respect to the Project, but in no event later than July 1, 2005, at a redemption price equal to 100% of the principal amount to be redeemed, plus accrued interest thereon to the redemption date; provided, however, that such redemption need not be made if the Company delivers to the Trustee a Non-Taxability Opinion in respect of such non-redemption.

               (f) Notice of Redemption; Partial Redemption. The notice of the call for redemption of Bonds shall identify (i) by designation, letters, numbers or other distinguishing marks, the Bonds or portions thereof to be redeemed, (ii) the redemption price to be paid, (iii) the date fixed for redemption, and (iv) the place or places where the amounts due upon redemption are payable. The Trustee shall, on behalf of the Issuer, give written notice by first-class mail, postage prepaid, of any redemption not more than 60 nor less than 30 days prior to the date fixed for redemption, to the Holder of each Bond subject to redemption in whole or in part at the Holder's address shown on the Register as of the 15th day preceding that mailing; provided, that failure to receive notice by mailing, or any defect in that notice, as to any Bond shall not affect the validity of the proceedings for the redemption of any Bond for which notice is properly given. If fewer than all the Bonds are being called for redemption at one time, the Trustee shall select the Bond or Bonds to be so redeemed by lot. If less than the entire principal amount of a Bond is called for redemption, the Holder thereof shall exchange the same, without charge, for a new Bond or Bonds in principal amount equal to the unredeemed portion of the Bond so called.

                                  MISCELLANEOUS

         The Holder of this Bond shall have no right to enforce the provisions of the Indenture or to institute action to enforce the covenants therein, or to take any action with respect to any default under the Indenture, or to institute, appear in or defend any suit or other proceedings with respect thereto, except as provided in the Indenture.

         Modifications, alterations or supplements of the Indenture may be made only to the extent and in the circumstances permitted by the Indenture.

         If an Event of Default, as defined in the Indenture, shall occur, the principal of the Bonds then outstanding may, subject to the conditions set forth in the Indenture, be declared due and payable in the manner and with the effect provided by the Indenture; subject, however, to waiver of such Event of Default or rescission of such declaration as provided in the Indenture.

         The Bonds are issuable only as fully registered bonds (i) in denominations of $100,000 and any multiple of $5,000 in excess thereof, so long as the Bonds bear interest at the Seven-Day Rate; and (ii) in denominations of $5,000 and any integral multiple thereof, whenever the Bonds bear interest at a Yearly Fixed Rate or the Permanent Fixed Rate. The Bonds are exchangeable for Bonds of other authorized denominations in equal aggregate principal amounts at the aforementioned office of the Registrar, but only in the manner and subject to the limitations provided herein and in the Indenture.

         This Bond is transferable, as provided in the Indenture, only upon the Register by the Holder hereof in person or by his duly authorized attorney, upon surrender of this Bond to the Registrar together with a written instrument of transfer satisfactory to the Registrar duly executed by the Holder or his duly authorized attorney, and upon payment of the charges prescribed in the Indenture.

         Neither the Issuer, the Registrar nor any Authenticating Agent, as the case may be, shall be required to make any exchange or transfer of a Bond during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption of Bonds and ending at the close of business on the day of such mailing or to transfer or exchange any Bonds selected for redemption, in whole or in part.

         This Bond shall not be valid or become obligatory for any purpose or be entitled to any security or benefit under the Indenture until the Certificate of Authentication hereon shall have been duly signed.

                     [End of provisions that may be printed
                         on the reverse side of bonds]

                   [BALANCE OF PAGE INTENTIONALLY LEFT BLANK]

         IT IS HEREBY CERTIFIED, RECITED AND DECLARED that all acts, conditions and things required to exist, happen and be performed precedent to and in the issuance of the Bonds do exist, have happened and have been performed in due time, form and manner as required by law.

         IN WITNESS OF THE ABOVE, The Industrial Development Board of the City of Montgomery has caused this Bond to be duly executed under its corporate seal, all as of the Issue Date.

                                     THE INDUSTRIAL DEVELOPMENT BOARD OF THE
                                       CITY OF MONTGOMERY
( S E A L )

                                     By:________________________________________
                                        Vice-Chairman of the Board of Directors
ATTEST:


______________________________
Assistant Secretary

                    [FORM OF CERTIFICATE OF AUTHENTICATION]


Date of Authentication: ____________________________

                          CERTIFICATE OF AUTHENTICATION

         This Bond is one of the Bonds described in the within-mentioned Indenture.

                                            REGIONS BANK,
                                            as Authenticating Agent



                                            By:_________________________________
                                                 Authorized Signatory

         The following abbreviations, when used in the inscription on this Bond or in the Assignment below, shall be construed as though they were written out in full according to applicable laws or regulations:

         TEN COM   -       AS TENANTS IN COMMON
         TEN ENT   -       AS TENANTS BY THE ENTIRETIES
         JT TEN    -       AS JOINT TENANTS WITH RIGHT OF SURVIVORSHIP AND NOT
                           AS TENANTS IN COMMON AND NOT AS COMMUNITY PROPERTY
         UNIF TRAN MIN ACT - ______________ CUSTODIAN _____________
                             (CUSTODIAN)              (MINOR)
         UNDER UNIFORM TRANSFERS TO MINORS ACT _______
                                               (STATE)

         Additional abbreviations may also be used although not in the above list.

                                   ASSIGNMENT

         For value received, the undersigned hereby sells, assigns and transfers unto ___________________________ the within Bond and irrevocably constitutes and appoints __________________________ attorney to transfer that Bond on the books kept for registration thereof, with full power of substitution in the premises.

Dated:___________________________

____________________________________________________________
                                        NOTICE: The assignor's signature to this assignment must correspond with the name as it appears upon the face of the within Bond in every particular, without alteration or any change whatever.

Signature Guaranteed:


_________________________________
(Bank, Broker or Firm*)

By_______________________________

Its_______________________________

Medallion Number:

________________________________________________________________________________
*Signature(s) must be guaranteed by an eligible guarantor institution which is a member of a recognized signature guarantee program, i.e., Securities Transfer Agents Medallion Program (STAMP), Stock Exchanges Medallion Program (SEMP), or New York Stock Exchange Medallion Signature Program (MSP).

                                   Schedule I

                       [Form of Bondholder Tender Notice]

                            BONDHOLDER TENDER NOTICE
                            ------------------------

         The undersigned hereby elects to have the within Bond numbered ______ (the "Bond") of the Issuer (or any portion thereof in any integral multiple of $100,000 and any multiple of $5,000 in excess thereof) purchased in accordance with the provisions of the Bond and the Trust Indenture dated as of July 1, 2002 (the "Indenture"), between The Industrial Development Board of the City of Montgomery (the "Issuer") and Regions Bank (the "Trustee") , on _____________________ (the "Optional Tender Date"), which Optional Tender Date shall be a Business Day (as defined in the Indenture) at least seven days immediately following the submission of this Bondholder Tender Notice to the Trustee, with a copy to the Tender Agent (as defined in the Indenture); provided, however, that if the undersigned shall have initially given telephonic notice to the Trustee of its election to tender the Bond, the Optional Tender Date shall be a Business Day at least seven days immediately following the date of such telephonic notice. The purchase price upon such tender shall equal 100% of the principal amount of the Bond (or portion thereof) being purchased plus accrued interest thereon to the Optional Tender Date (the "Purchase Price").

         Pursuant to the terms of the Indenture, the Purchase Price of the Bond (or portion thereof) to be purchased shall be paid to the Holder of the Bond in federal or other immediately available funds, as provided in the Indenture, at or before 3:00 p.m. (New York, New York time) on the Optional Tender Date upon presentation, at or before 10:00 a.m. (Montgomery, Alabama time) on the Optional Tender Date at the Tender Office designated in the Indenture, of the Bond, together with an instrument of assignment or transfer duly executed in blank (which instrument of assignment or transfer shall be in the form provided in the Bond or in such other form acceptable to the Tender Agent). The undersigned hereby acknowledges and agrees to such terms.

         This Bondholder Tender Notice shall not be accepted by the Trustee unless it is properly completed and received by the Trustee at its principal corporate trust office in Montgomery, Alabama.

         If the Bond is submitted for purchase in part, the undersigned hereby directs the Tender Agent to exchange the Bond for (i) a Bond representing the principal amount of the Bond to be purchased, and, if applicable, (ii) a Bond (or Bonds of authorized denominations, as provided for in the Indenture, if the owner specifies such denominations) representing the principal amount of the Bond not to be purchased. The Bond or Bonds not to be purchased shall be registered in the same name(s) as the Bond tendered for purchase. Unless the Holder of the Bond delivers instructions to the Trustee with this Bondholder Tender Notice, specifying that such Holder wishes to have the Tender Agent deliver more than one Bond representing the principal amount of the Bond not to be purchased, and specifying the denominations of such replacement Bonds, the Tender Agent will deliver only one replacement Bond to such Holder in the principal amount of the Bond not to be purchased.

         THIS ELECTION IS IRREVOCABLE AND BINDING ON THE UNDERSIGNED AND CANNOT BE WITHDRAWN.

         The undersigned hereby authorizes the Trustee to accept on behalf of the undersigned the Purchase Price of the Bond (or portion thereof) subject to this Bondholder Tender Notice.

Print or Type:          ________________________________________________________
                        Name(s) of Bondholder(s)

                        ________________________________________________________
                        Street         City              State            Zip

                        ________________________________________________________
                        Area Code                  Telephone Number


Signature(s):  _________________________________________________________________

Date:          _________________________________________________________________

Note: The signature(s) to this Bondholder Tender Notice must correspond exactly to the name(s) appearing on the Register (as defined in the Indenture) in every particular, without alteration or enlargement or any change whatsoever.

         The principal amount of the Bond subject to this notice of tender for purchase is:

                     $_________________________________________________________.
                     (INSERT TOTAL PRINCIPAL AMOUNT OF BOND OR A PORTION THEREOF IN THE AMOUNT OF $100,000 OR ANY INTEGRAL MULTIPLE THEREOF AND ANY MULTIPLE OF $5,000 IN EXCESS THEREOF.)

IF NO AMOUNT IS INDICATED IN THE SPACE ABOVE, THE OWNER OF THE BOND SUBJECT TO THIS BONDHOLDER TENDER NOTICE WILL BE DEEMED TO HAVE TENDERED THE BOND IN ITS FULL PRINCIPAL AMOUNT FOR PURCHASE.